File No. 70-7604

               SECURITIES ANID EXCHANGE COMMISSION
                     Washington, D C. 20549
                           Form U - 1
            ________________________________________

                  POST-EFFECTIVE AMENDENT NO. 7
                               to
                     APPLICATION-DECLARATION
                              under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            ________________________________________

                  System Energy Resources, Inc.
                      1340 Echelon Parkway
                   Jackson, Mississippi 39213
        (Name of company film this statement and address
                 of principal executive offices)
            ________________________________________

                       Entergy Corporation
         (Name of top registered holding company parent
                 of each applicant or declarant)
            ________________________________________

                         C. John Wilder
                  Executive Vice President and
                     Chief Financial Officer
                  System Energy Resources, Inc.
                      1340 Echelon Parkway
                   Jackson, Mississippi 39213
             (Name and address of agent for service)
            ________________________________________

     The Commission is also requested to send copies of any communications in connection win this matter to:


        Denise C. Redmann, Esq.        Daniel Guetta, Esq.
        Entergy Services, Inc.         Thelen Reid & Priest LLP
        639 Loyola Avenue              40 West 57th Street
        New Orleans, Louisiana  70113  New York, New York 10019

Item 1.   Description of Proposed Transactions.

    Item 1 of the Application-Declaration in File 70-7604, as previously supplemented, is hereby further supplemented, is hereby further supplemented by adding the following paragraphs to the end thereof:

        "The proceeds to be received by the Trust pursuant to borrowings under the Credit Agreement will not be used to invest directly or indirectly in an exempt wholesale generator ("EWG") or foreign utility company ("FUCO"), as defined in Sections 32 or 33, respectively, of the Act.

      The proposed transactions are also subject to Rule 54. In determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCO's, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO upon the registered holding company system if Rules 53(a), (b) and (c) are satisfied. Entergy Corporation states, for purposes of Rule 54, that the conditions specified in Rule 53 (a) are satisfied and that none of the adverse conditions specified in Rule 53 (b) exist. As a result, the Commission will not consider the effect on the Entergy Corporation system of the capitalization or earnings of any Entergy subsidiary that is an exempt wholesale generator or foreign utility company, as each is defined in sections 32 and 33 of the Act, respectively, in determining whether to approve the proposed transactions.

        Entergy states that for purposes of Rule 53 (a)(1) its "aggregate investment" in EWGs and FUCO's was approximately $1,112,322,020, representing approximately 40.1% of Entergy's consolidated retained earnings, as of March 31, 2000. Furthermore, Entergy has complied with and will continue to comply with the record keeping requirements of Rule 53(a)(2) concerning affiliated EWGs and FUCOs. In addition, as required by Rule 53(a)(3), no more than 2% of the employees of the Entergy's domestic public utility subsidiary companies would render services to affiliated EWG's and FUCO's. Finally, none of the conditions set forth in Rule 53(b), under which the provisions of Rule 53 would not be available, have been met."

Item 3.   Fees, Commissions and Expenses.

     The fees, commissions and expenses to be paid or incurred by System Energy in connection with the transactions described herein are not expected to exceed $45,000, including legal fees estimated not to exceed $25,000, and fees of Entergy Services, Inc., estimated not to exceed $10,000.

                            SIGNATURE

      Pursuant to the requirements of the Public Utility Holding
Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                                   SYSTEM ENERGY RESOURCES,INC.


                                   By:  /s/ Nathan E. Langston
                                          Nathan E. Langston
Dated: July 20, 2000                   Vice President and Chief
                                          Accounting Officer